Exhibit 10.11(b)

Manpower Inc.		Manpower Holdings Limited
5301 North Ironwood Road		The Old Dairy
Milwaukee, Wisconsin 53217		Griffin Farm
Toddington, UK

Effective April 1, 2008

Ms. Barbara Beck:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your employment relocation by Manpower Inc. (the “Corporation”) and in accordance with that letter agreement between you and the Corporation dated December 20, 2005 (the “Assignment Letter”):

    1. Position.  In connection with your relocation by the Corporation, effective as of April 1, 2008, your employment will be with the Corporation as President - Europe, Middle East and Africa (“President - EMEA”).  As President - EMEA, you will perform such duties as may be assigned to you from time to time, and as may be consistent with the position of President - EMEA, as determined by the Corporation’s Chief Executive Officer.  You agree to devote your best efforts and full business time to the performance of the duties assigned to you.  Your base of operations for the performance of your duties will be Milwaukee, Wisconsin.

    2. Term.  The Term referred to in the Assignment Letter will end effective March 31, 2008.

    3. Housing.  Notwithstanding the end of the Term in the Assignment Letter, Manpower Holdings Limited (“Holdings”) shall continue to permit you use the property at 4 Aspen Court in Surrey, England while you are in London until the expiration of the lease on such property on July 7, 2008.

    4. Tax Preparation.  Your income tax returns for any year or partial year while you continue in your position as President - EMEA for income earned during that period, shall be prepared by a nationally recognized accounting firm of the Corporation’s choice, and the Corporation agrees to directly pay the fees charged by such firm to prepare such tax returns upon the Corporation’s receipt of such invoices from the accounting firm.

    5. Tax Protection.  The Corporation will reimburse you for the total United States (state and federal) and foreign taxes incurred by you related to your base salary, bonus, equity compensation and benefits received by you under this letter agreement as a result of your position as President - EMEA and the business travel you perform in furtherance of your duties as President - EMEA, in excess of the total United States (state and federal) taxes you would have incurred as a result of receiving such payments if you worked exclusively within the United States.  As noted, the Corporation’s obligation to reimburse you for such excess taxes relates only to items of income and benefits you receive from the Corporation for services rendered to the Corporation.  The Corporation’s obligation to reimburse you for excess taxes shall not apply to any severance payments under the severance agreement entered into between you and the Corporation dated May 12, 2006 (the “Severance Agreement”) or any successor agreement.  Payments of such reimbursements for excess taxes shall be made no later than the end of the second taxable year beginning after the taxable year in which your U.S. federal income tax return is required to be filed (including any extensions) for the year in which the compensation subject to such reimbursement relates.

In addition, the Corporation will reimburse you for all United States (state and federal) and foreign taxes incurred by you as a result of receiving the benefits described in paragraphs 3 and 4 of this letter agreement.  These reimbursements will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the reimbursement plus the gross-up amount, will equal the reimbursement amount.  Reimbursements under this paragraph will be paid to you no later than the end of the taxable year next following the taxable year in which you pay taxes on the benefits described in paragraphs 3 and 4, above.

The amounts to be reimbursed under this paragraph will be determined by a nationally recognized accounting firm selected by the Corporation, whose determination will be binding on both parties.  You agree to take such reasonable steps and make such elections as the Corporation may request in order to reduce the Corporation’s obligations under this paragraph provided, however, that if such elections are expected to impact tax years subsequent to the period you are serving as the Corporation’s President - EMEA, you will not be required to do so unless you consent to such actions, which consent shall not be unreasonably withheld.

    6. Termination of Employment with Holdings; Release of Claims.  As noted above, in connection with your relocation to the United States, with effect from April 1, 2008, your employer will be Manpower Inc.  In signing this letter, you acknowledge and agree that you have no claims against Holdings in respect of your employment with that entity or its termination and that you are not entitled, by virtue of your relocation, to any payment under the Severance Agreement.  You also acknowledge and agree that you have no claims against Manpower Plc in respect of your employment with that entity or its termination.

    7. Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

    8. No Right to Remain Employed.  The “Manpower Group” is the Corporation and its direct and indirect subsidiaries.  Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.  It is expressly understood that your employment with the Corporation is employment that is terminable at will by notice from the Corporation.

    9. Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

    10. Choice of Law.  This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to the conflict of laws, subject to any mandatory laws of England and Wales.

    If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:/s/ Mara Swan
Mara Swan

MANPOWER HOLDINGS LIMITED

By:/s/ Michael J. Lynch
Michael J. Lynch

Agreed as of the 1st day of April, 2008.

/s/ Barbara Beck
Barbara Beck

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